Exhibit 99.1

ChemoCentryx Reports Fourth Quarter 2015 Financial Results and Provides

Corporate Update

— Successful Phase II ‘CLEAR’ Clinical Trial Demonstrated Rapid Onset of Benefit While Eliminating Need for Chronic High-Dose Steroids in ANCA-Associated Vasculitis (AAV) With Complement Inhibitor CCX168 —

— Enrollment Now Complete in AAV Phase II ‘CLASSIC’ Trial of CCX168; Top Line Data Expected mid-2016 —

— Pancreatic Cancer Clinical Trial of CCX872 Completes Enrollment Ahead of Schedule; Initial Response Rate Data Expected in the First Half of 2016 and Initial Progression Free Survival Results Expected in the Second Half of 2016 —

— Conference Call Today at 5:00 p.m. Eastern Time —

MOUNTAIN VIEW, Calif., Mar. 14, 2016 (GLOBE NEWSWIRE) — ChemoCentryx, Inc., (Nasdaq: CCXI), a clinical-stage biopharmaceutical company developing orally-administered therapeutics to treat autoimmune diseases, inflammatory disorders and cancer, today reported financial results for the fourth quarter ended December 31, 2015 and provided an update on the Company’s corporate and clinical development activities expected in 2016.

“2015 was a period of significant accomplishments for ChemoCentryx, highlighted by the positive clinical results which we announced earlier this year from the Phase II CLEAR trial in ANCA Vasculitis (AAV) with our lead drug candidate, CCX168. Premature death is among the many dangers of chronic high dose steroids in the standard of care for AAV. At ChemoCentryx, we think such risks are unacceptable, and simply cannot be ignored,” said Thomas J. Schall, Ph.D., President and Chief Executive Officer of ChemoCentryx. “The single biggest cause of first year mortality associated with AAV is steroid-induced infections. Adding to this, there are other dangers of chronic high dose steroid use, such as bone fractures, incipient diabetes, and neuropsychiatric problems. Our data showed that CCX168 can eliminate the need for chronic high dose steroid administration in patients with AAV, and it was correlated with a rapid and sustained remission of disease symptoms, as well as improved quality of life, as reported by patients themselves.”

Dr. Schall continued, “The momentum of last year has continued into 2016 as we await several important milestones, including potentially the initiation of our Phase III development program for CCX168. We also await clinical data for CCX872 in pancreatic cancer. With multiple programs advancing in the clinic, we believe that this is one of the most exciting moments in ChemoCentryx’s history.”

Pipeline Developments Across Key Therapeutic Areas

Orphan and Rare Diseases: CCX168 is an orally-administered complement inhibitor targeting the C5a receptor (C5aR), and is being developed for several rare disease indications, including ANCA-associated vasculitis (AAV) and atypical Hemolytic Uremic Syndrome (aHUS). CCX168 acts by blocking the destructive action of neutrophils that are activated as a consequence of the complement protein known as C5a binding to C5aR on neutrophils during autoimmune inflammation events.

•	CCXI reported positive top-line data from the Phase II CLEAR trial with CCX168 in 63 evaluable patients with AAV. The objective of the trial was to eliminate chronic high dose steroids from the standard of care (SOC) regimen in AAV and replace them with CCX168. Chronic high dose steroid administration is associated with premature death and a spectrum of other harmful side effects in AAV therapy.

•	The trial was successful in meeting its primary endpoint based on the Birmingham Vasculitis Activity Score response at week 12 in patients receiving CCX168, compared to those patients receiving the high dose steroid-containing SOC.

•	All CCX168 treatment groups demonstrated a numerically superior and statistically significant (P=0.002 for non-inferiority) clinical efficacy outcome when compared to SOC;

•	Treatment with CCX168 led to improvements in kidney function as measured by improvements in estimated glomerular filtration rate (eGFR) as well as beneficial changes in proteinuria, hematuria and renal inflammation (based on MCP-1).

•	Patient reported improvements in “Quality of Life” were also significantly improved in CCX168 treatment groups, but not in the SOC group.

•	Completed enrollment in the CLASSIC Phase II trial in AAV in North America.

Immuno-Oncology: CCX872 is a potent and selective inhibitor of the chemokine receptor known as CCR2, which is being evaluated in patients with non-resectable pancreatic cancer. In an ongoing, multi-center clinical trial with CCX872, 54 patients with non-resectable pancreatic cancer have been enrolled. The primary efficacy measurement of this study is progression-free survival after at least 24 weeks of treatment.

•	Completed enrollment in the Phase Ib clinical trial of CCX872 in patients with non-resectable pancreatic cancer; and

•	Presented combination data with check point and chemokine receptor inhibitors at Triple Meeting and Society of Immunotherapy for Cancer meeting showing synergistic effect with combination treatment in triple negative breast cancer models.

Anticipated Milestones

Orphan and Rare Diseases:

•	Report top-line results from the CLASSIC Phase II trial in patients with AAV in North America with CCX168 in mid-2016;

•	Conduct End of Phase II meetings with regulatory agencies to review CLEAR and CLASSIC Phase II clinical results in mid-2016;

•	Initiate Phase III development program with CCX168 for the treatment of AAV by the end of 2016; and

•	Report early results from the Phase II pilot study of CCX168 in aHUS patients who are on dialysis in 2016.

Immuno-Oncology:

•	Advance Phase Ib pancreatic cancer trial of CCX872 in combination with FOLFIRINOX; report initial overall response data in the second quarter of 2016 and initial progression free survival data in the second half of 2016.

Chronic Kidney Disease:

•	Conduct End of Phase II meeting with the FDA to review the Phase II data and discuss the Phase III clinical development program for CCX140 in diabetic nephropathy.

Fourth Quarter 2015 Financial Results

Cash, cash equivalents and investments totaled $76.3 million at December 31, 2015.

Research and development expenses were $8.2 million for the three months ended December 31, 2015 compared to $9.1 million reported for the same period in 2014. The decrease in research and development expense from 2014 to 2015 was primarily attributable to lower expenses associated CCX168, the Company’s C5aR inhibitor, due to the completion of the Phase II CLEAR trial in the fourth quarter of 2015 and CCX140, the Company’s CCR2 inhibitor, due to the completion of the Phase II clinical trial in patients with diabetic nephropathy in 2014. These decreases were partially offset by higher expenses associated with CCX872, the Company’s second CCR2 inhibitor, reflecting continued patient enrollment in the ongoing pancreatic cancer trial.

General and administrative expenses were $3.4 million for the three months ended December 31, 2015 compared to $3.2 million for the comparable period in 2014. The increase from 2014 to 2015 was primarily due to increases in intellectual property related expenses and professional fees.

Net loss was $11.6 million for the fourth quarter of 2015 compared to $12.2 million in the same period in 2014.

Total shares outstanding at December 31, 2015 were approximately 44.2 million shares.

2016 Financial Outlook

The Company expects to utilize cash and cash equivalents between $40 million and $50 million in 2016.

About ANCA-Associated Vasculitis

Anti-neutrophil cytoplasmic antibody (ANCA)-associated vasculitis, or AAV, is a type of rare autoimmune inflammation caused by auto-antibodies. AAV encompasses granulomatosis with polyangiitis (GPA, formerly known as Wegener’s granulomatosis), microscopic polyangiitis (MPA), eosinophilic polyangiitis (formerly Churg-Strauss syndrome) and renal limited vasculitis.

AAV represents a severe and often fatal autoimmune disease that is characterized by inflammation that can destroy different organ systems. AAV is the lead indication in the Company’s orphan and rare disease program with a clinical objective of eliminating chronic high dose steroids in the standard of care (SOC) regimen, essentially replacing steroids with the complement inhibitor CCX168.

AAV affects approximately 40,000 people in the US (with approximately 4,000 new cases each year) and greater than 75,000 people in Europe (with at least 7,500 new cases each year), and is currently treated with courses of immuno-suppressants (cyclophosphamide or rituximab) combined with high dose steroid administration. Following initial treatment, up to 30 percent of patients relapse within 6 to 18 months, and approximately 50 percent of all patients will relapse within 3 to 5 years.

Current standard of care (SOC) for AAV comprises high doses of chronic steroids combined with an immunosuppressant (either cyclophosphamide or rituximab). The SOC is associated with significant safety issues. For example, first year premature death is approximately 11 to 18 percent. The single major cause of premature mortality is not disease related adverse events, but rather infection that is thought largely to be a consequence of steroid administration. Indeed, the multiple adverse effects of courses of steroid treatment (both initial courses and those that are repeated as a consequence of relapse) are major causes of both short-term and long-term disease and death. Such therapy related adverse events contribute significantly to patient care costs, as well as to the diminution of quality of life for patients.

By damaging the body’s small blood vessels, AAV affects many organ systems, mostly the kidneys, eyes, lungs, sinuses and nerves. This damage is caused by the destructive activity of inflammatory leukocytes in the body, with neutrophils considered to be the terminal effector cell. In AAV, neutrophils are attracted to sites of vascular destruction as well as activated at those sites by the activity of the complement system product known as C5a and its receptor, C5aR, which is the target of CCX168. By blocking the C5aR, CCX168 is thought to reduce vasculitis by reducing neutrophil activation, accumulation, and adhesion, as well as vascular permeability.

About Pancreatic Cancer

It is estimated that over 337,000 cases of pancreatic cancer are diagnosed worldwide every year, accounting for 2.4 percent of all cancers. The incidence of pancreatic cancer in the US is about 45,000, with prevalence being only negligibly higher owing to the poor survival rates on current therapy. Current standards of care include surgical resection and chemotherapeutic regimens such as gemcitabine and FOLFIRINOX. These regimens are limited by marked toxicities. Almost 67 percent of cases are diagnosed in people aged 65 and over. In the United States, pancreatic cancer is the fourth most common cause of deaths due to cancer. Pancreatic cancer has a low survival rate regardless of stage of disease, with 93 percent of patients dying from their disease within five years.

Conference Call and Webcast

The Company will host a conference call and webcast today, March 14, 2016 at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time. To participate by telephone, please dial 877-303-8028 (Domestic) or 760-536-5167 (International). The conference ID number is 58052541. A live and archived audio webcast can be accessed through the Investors section of the Company’s website at www.ChemoCentryx.com. The archived webcast will remain available on the Company’s website for fourteen (14) days following the conference call.

About ChemoCentryx

ChemoCentryx, Inc. is a clinical-stage biopharmaceutical company focused on discovering, developing and commercializing orally-administered therapeutics that target the chemokine and chemoattractant systems in order to treat autoimmune diseases, inflammatory disorders and cancer. The chemokine system is a biological network that regulates inflammation via a collection of secreted chemokine molecules, or ligands, and their specific cell surface receptors. Based on its proprietary drug discovery and drug development platform, ChemoCentryx has generated multiple clinical and preclinical-stage programs, each targeting distinct chemokine and chemoattractant receptors with different small molecule compounds. CCX168, a C5aR inhibitor, is in Phase II development for the treatment of anti-neutrophil cytoplasmic antibody-associated vasculitis (AAV). CCX168 appears to be safe, well tolerated and successful in allowing reduction and elimination of high-dose steroids, part of standard of care for AAV patients, without compromising efficacy or safety during a 12-week treatment period. CCX168 is also in Phase II studies for the treatment of atypical Hemolytic Uremic Syndrome (aHUS) and Immunoglobulin A nephropathy, or IgA nephropathy (IgAN). CCX872, a CCR2 inhibitor, successfully completed Phase I development and is in development for the treatment of non-resectable pancreatic cancer. CCX140, a distinct CCR2 inhibitor, successfully completed a Phase II clinical trial where it was shown to be safe and well tolerated while demonstrating statistically significant improvements in kidney function in patients with diabetic nephropathy. Other clinical programs include CCX507, a next generation CCR9 inhibitor, which has successfully completed Phase I development, Vercirnon (also known as Traficet-EN or CCX282) a specific CCR9 inhibitor for the treatment of inflammatory bowel disease, and CCX354, a CCR1 inhibitor which successfully completed a Phase II clinical trial for the treatment of rheumatoid arthritis. ChemoCentryx also has several programs in advanced preclinical development.

Forward-Looking Statements

ChemoCentryx cautions that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “may,” “could,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “seek,” “contemplate,” “potential,” “continue” or “project” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements. These statements include the Company’s statements regarding the achievement of anticipated milestones in 2016 or whether the Company’s drug candidates will be shown to be effective in ongoing or future clinical trials. The inclusion of forward-looking statements should not be regarded as a representation by ChemoCentryx that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risks and uncertainties inherent in the ChemoCentryx business and other risks described in the Company’s filings with the Securities and Exchange Commission (“SEC”). Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and ChemoCentryx undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in ChemoCentryx’s periodic reports filed with the SEC, including ChemoCentryx’s Annual Report on Form 10-K filed to be filed with the SEC March 14, 2016 and its other reports which are available from the SEC’s website (www.sec.gov) and on ChemoCentryx’s website (www.chemocentryx.com) under the heading “Investors.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Source: ChemoCentryx, Inc.

CCXI-G

Contacts:

Susan M. Kanaya

Senior Vice President, Finance and

Chief Financial Officer

investor@chemocentryx.com

Media:

Denise Powell

denise@redhousecomms.com

510.703.9491

Investors:

Steve Klass, Burns McClellan

212.213.0006

sklass@burnsmc.com

ChemoCentryx, Inc.

Consolidated Statement of Operations Data

(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Consolidated Statement of Operations Data:
Operating expenses:
Research and development	$8,230	$9,121	$33,183	$33,815
General and administrative	3,430	3,169	14,506	13,584

Total operating expenses	11,660	12,290	47,689	47,399
Loss from operations	(11,660)	(12,290)	(47,689)	(47,399)
Interest income	86	103	384	494
Interest expense	—	(3)	—	(24)

Net loss	$(11,574)	$(12,190)	$(47,305)	$(46,929)

Basic and diluted net loss per share	$(0.26)	$(0.28)	$(1.08)	$(1.08)

Shares used to compute basic and diluted net loss per share	44,145	43,384	43,890	43,275

	As of December 31,
	2015	2014
	(in thousands)
Consolidated Balance Sheet Data
Cash, cash equivalents and investments	$76,289	$114,620
Working capital	66,541	66,139
Total assets	78,155	116,981
Accumulated deficit	(267,096)	(219,791)
Total stockholders’ equity	72,507	108,606